February 7, 2022

Paul R. Laubscher, Chairman

Thrivent Series Fund, Inc.

901 Marquette Avenue, Suite 2500

Minneapolis, MN 55402-3211

Dear Mr. Laubscher:

This letter is to confirm to you that Thrivent Financial for Lutherans (the “Adviser”) has agreed to temporarily reimburse certain expenses associated with the Portfolios as of the date of the 2022 prospectus update, as detailed below. Amounts waived by the Adviser during the contractual period cannot be recouped by the Adviser in subsequent periods.

1.

The Adviser has agreed, for as long as the current fee structure is in place and through at least April 30, 2023, to waive an amount equal to any management fees indirectly incurred by the Thrivent Aggressive Allocation Portfolio as a result of its investment in any other mutual fund for which the Adviser or an affiliate serves as investment adviser, other than Thrivent Cash Management Trust. This contractual provision may be terminated upon the mutual agreement between the Independent Directors of the Fund and the Adviser.

2.

The Adviser has agreed, for as long as the current fee structure is in place and through at least April 30, 2023, to waive an amount equal to any management fees indirectly incurred by the Thrivent Moderately Aggressive Allocation Portfolio as a result of its investment in any other mutual fund for which the Adviser or an affiliate serves as investment adviser, other than Thrivent Cash Management Trust. This contractual provision may be terminated upon the mutual agreement between the Independent Directors of the Fund and the Adviser.

3.

The Adviser has agreed, for as long as the current fee structure is in place and through at least April 30, 2023, to waive an amount equal to any management fees indirectly incurred by the Thrivent Moderate Allocation Portfolio as a result of its investment in any other mutual fund for which the Adviser or an affiliate serves as investment adviser, other than Thrivent Cash Management Trust. This contractual provision may be terminated upon the mutual agreement between the Independent Directors of the Fund and the Adviser.

4.

The Adviser has agreed, for as long as the current fee structure is in place and through at least April 30, 2023, to waive an amount equal to any management fees indirectly incurred by the Thrivent Moderately Conservative Allocation Portfolio as a result of its investment in any other mutual fund for which the Adviser or an affiliate serves as investment adviser, other than Thrivent Cash Management Trust. This contractual provision may be terminated upon the mutual agreement between the Independent Directors of the Fund and the Adviser.

5.

The Adviser has agreed, through at least April 30, 2023, to waive certain fees and/or reimburse certain expenses associated with operating Thrivent ESG Index Portfolio in order to limit the total annual portfolio operating expenses after fee waivers and/or expense reimbursements (excluding acquired portfolio fees and expenses) to an annual rate of 0.38% of the average daily net assets of the Portfolio.

6.

The Adviser has agreed, through at least April 30, 2023, to waive certain fees and/or reimburse certain expenses associated with operating Thrivent Low Volatility Equity Portfolio in order to limit the total annual portfolio operating expenses after fee waivers and/or expense reimbursements (excluding acquired portfolio fees and expenses) to an annual rate of 0.90% of the average daily net assets of the Portfolio.

7.

The Adviser has agreed, through at least April 30, 2023, to waive certain fees and/or reimburse certain expenses associated with operating Thrivent Mid Cap Growth Portfolio in order to limit the total annual portfolio operating expenses after fee waivers and/or expense reimbursements (excluding acquired portfolio fees and expenses) to an annual rate of 0.85% of the average daily net assets of the Portfolio.

8.

The Adviser has agreed, through at least April 30, 2023, to waive certain fees and/or reimburse certain expenses associated with operating Thrivent Mid Cap Value Portfolio in order to limit the total annual portfolio operating expenses after fee waivers and/or expense reimbursements (excluding acquired portfolio fees and expenses) to an annual rate of 0.90% of the average daily net assets of the Portfolio.

9.

The Adviser has agreed, through at least April 30, 2023, to waive certain fees and/or reimburse certain expenses associated with operating Thrivent Partner Emerging Markets Equity Portfolio in order to limit the total annual portfolio operating expenses after fee waivers and/or expense reimbursements (excluding acquired portfolio fees and expenses) to an annual rate of 1.20% of the average daily net assets of the Portfolio.

10.

The Adviser has agreed, through at least April 30, 2023, to waive certain fees and/or reimburse certain expenses associated with operating Thrivent Small Cap Growth Portfolio in order to limit the total annual portfolio operating expenses after fee waivers and/or expense reimbursements (excluding acquired portfolio fees and expenses) to an annual rate of 0.94% of the average daily net assets of the Portfolio.

11.

The Adviser has agreed, through at least April 30, 2023, to waive certain fees and/or reimburse certain expenses associated with operating Thrivent Partner Healthcare Portfolio equal in the aggregate to 0.05% of the average daily net assets.

Sincerely,

/s/ David S. Royal
David S. Royal
Chief Investment Officer
Thrivent Financial for Lutherans